EXHIBIT 99.1

For Immediate Release	Release No. 06-005

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information, Contact:
(NASDAQ: IDGR)	Jack P. Healey
Executive Vice President and
Chief Financial Officer
Industrial Distribution Group, Inc.
(404) 949-2100
www.idglink.com

INDUSTRIAL DISTRIBUTION GROUP, INC. REPORTS THIRD QUARTER 2006 RESULTS
FPS Sales Grow 9.8% and Operating Income Grows 44.6% for Quarter
ATLANTA, November 7, 2006 – Industrial Distribution Group, Inc. (NASDAQ: IDGR) today reported financial results for the third quarter and nine months ended September 30, 2006.
Third quarter 2006 revenues were $139.0 million, up $3.8 million compared to the $135.2 million reported for the comparable period of 2005, an increase of 2.8%. On a per day basis, revenue increased 4.4% over the prior year quarter. The company’s net earnings for the third quarter of 2006 were $1.8 million or $0.19 per diluted share compared to net earnings of $1.2 million or $0.12 per diluted share for the comparable period of the prior year. The 2005 quarter results include the company’s former Cardinal Machinery (Cardinal) business unit, which was sold in September 2005.
Revenues for the nine months ended September 30, 2006 increased $7.5 million or 1.8% to $416.3 million compared to $408.8 million for the comparable period of the prior year. Each nine-month period reflected the same number of selling days. The company’s net earnings for the 2006 nine-month period were $4.9 million or $0.50 per diluted share compared to net earnings of $3.9 million or $0.40 per diluted share for the comparable period of 2005. The 2005 nine-month results include Cardinal before its sale in September 2005.
Cardinal’s revenues before its sale are included in the company’s 2005 third quarter and nine-month total revenues as a component of General MROP revenues, and were $1.7 million and $6.3 million, respectively, for those periods. The company’s revenue growth rates from its ongoing core operations for the 2006 third quarter and nine month periods were 4.1% and 3.4%, respectively, as opposed to 2.8% and 1.8%, respectively, as reported.
Operating margin for the third quarter was 2.5%, the highest percentage achieved by the company in eight years. The growth in operating income for the third quarter of 2006, to $3.5 million from $2.4 million in the prior year quarter, was due to a 5.5% increase in gross profit and a 0.6 percentage point increase in gross margin as a percentage of sales. Selling, general and administrative (SG&A) expenses, as a percentage of sales, also declined slightly from 20.2% in the third quarter of 2005 to 20.1% in the current year quarter, contributing to the improved operating margin. Year-to-date, operating income of $9.3 million reflects an increase of $1.5 million or 18.9% over the comparable prior year period.

“The third quarter operating results are further evidence that IDG is achieving steady progress on our strategic initiatives and business objectives,” commented Charles Lingenfelter, IDG’s president and chief executive officer. “We are beginning to see the results of our initiatives to improve our gross margin through improved and consistent pricing of contracts, along with positive results from other initiatives. More importantly, we have been able to leverage these improvements to bring the results to the bottom line,” Mr. Lingenfelter continued.
Revenues from Flexible Procurement Solutions™ (FPS), IDG’s services-based supply offerings including storeroom management, comprised 60.3% of IDG’s total sales for the third quarter of 2006 compared to 56.5% of IDG’s total sales for the comparable period in 2005. The growth in FPS sales as a percentage of sales was due to a 9.8% increase in sales over the prior year quarter, primarily reflecting new customer growth.
Year-to-date, FPS revenues were $244.8 million, an increase of $17.8 million or 7.9% compared to $227.0 million for the prior year. At September 30, 2006, the company had 339 FPS sites, including 102 storeroom management arrangements, a net increase of six storeroom management sites since September 30, 2005.
Revenues from IDG’s General MROP business decreased $3.7 million or 6.3% to $55.2 million for the third quarter. As noted above, $1.7 million of the decline is attributable to the sale of Cardinal, and the remainder is primarily the result of lower production levels in the industries including automotive, manufactured housing, and recreational vehicles.
Gross margins for the third quarter of 2006 were 22.6% compared to 22.0% for the third quarter of 2005. The increase reflects IDG’s improved pricing models, particularly for FPS contracts, and an increase in personnel and administrative revenues related to the implementation of new FPS sites. Year-to-date, gross margin increased to 21.8% from 21.6% in the prior year.
During the third quarter of 2006, the company continued its focus on the management and optimization of its expense and cost structure. As a result, SG&A expenses increased by only $0.6 million or 2.1% over the prior year third quarter and, as noted above, SG&A expenses as a percentage of total sales declined from 20.2% in the third quarter of 2005 to 20.1% for the third quarter of 2006. The modest increase in total SG&A reflects the company’s higher level of activity, which led to $1.0 million of increases in salaries, benefits, and travel expenses due to increased headcount, increased sales volume, and the IT system integration efforts. In addition, there was a $0.3 million increase in freight expenses due to rising fuel prices and increased sales volume during the quarter. The sale of Cardinal eliminated $0.7 million of expense that had been associated with its operations in the prior year quarter.
At September 30, 2006, the company’s long-term debt was $20.4 million, which was an increase of $8.2 million and $7.5 million, respectively, from the end of the second quarter of 2006 and year-end 2005. The increases reflect additional borrowings under the company’s revolving credit facility to support the company’s higher levels of activities in 2006. Interest expense for both periods in 2006 declined slightly, despite the increase in debt, due to favorable terms of the company’s credit facility.

“This quarter’s improved financial results are only a portion of the progress we are making across IDG,” said Mr. Lingenfelter. “We completed the last significant portion of our IT systems conversion project. We are moving forward in our initiatives to realign our core processes and have bolstered our sales and marketing efforts company-wide including adding several key product line managers. We have also critically evaluated our sales force and made appropriate changes, including implementing new leadership at one of our regions. We will continue to improve our sales and marketing structure as we progress under the ‘One Company’ initiative,” Mr. Lingenfelter added.
Mr. Lingenfelter continued, “At the same time as we are improving our sales and marketing capabilities, we have focused intensely on improving customer service. We are in the process of realigning our purchasing and customer service teams to provide the service levels required by our internal and external customers that are required to support key sales initiatives.”
“All of these developments reflect the benefits we envisioned in implementing our ‘One Company’ initiative, which is centered on standardized systems and processes across the company, leading to higher sales growth, better margins, and constantly improving customer service. As we work to expedite the benefits articulated above we will continue to make additional investments in the business, both in terms of dollars and in associates’ time in order to ensure long-term operating margin improvement,” Mr. Lingenfelter concluded.
Conference Call Information
As previously announced, IDG will host a conference call at 9:00 a.m. EST, before the market opens, on November 7, 2006. The conference call is accessible by dialing (800) 497-8785. The conference ID number is 9459399. Please dial-in 10 minutes prior to the call to ensure that management can begin promptly. The conference call will also be available live via webcast at http://www.idglink.com. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. If you are unable to participate in the live conference call or webcast, a replay of the call will be available on the Internet at http://www.idglink.com, or by calling 800-642-1687, conference ID number 9459399, following the conference call on Tuesday, November 7, 2006, through 11:59 p.m. EST, Tuesday, November 14, 2006. The conference call will also be archived on IDG’s website.
About IDG
Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for customers. The Company provides outsourced maintenance, repair, operating and production (MROP) procurement, management and application expertise through an array of value-added services and other arrangements that include its Flexible Procurement Solutions™ (FPS) service offerings, as well as direct general MROP sales through traditional distribution channels. The Company’s FPS service offerings emphasize and utilize IDG’s specialized knowledge in product applications and process improvements to deliver out-sourced solutions and documented cost savings for customers. Through these arrangements, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and IDG can supply at a competitive price virtually any other MROP product that its customers may require.

IDG has four operating regions organized into geographic areas of responsibility. IDG serves over 20,000 active customers representing a diverse group of large and mid-sized national and international corporations, including Honeywell International, Inc., The Boeing Company, ArvinMeritor, Inc., Borg-Warner Inc., Pentair, Inc., as well as many local and regional businesses. The Company currently has a presence in 43 of the top 75 manufacturing markets in the United States.
Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs.

Safe Harbor
Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements relating to expected operating results and future performance, as well as future events and developments, are forward-looking statements and are not historical in nature. Generally, the words “looking forward,” “believe,” “expect,” “intend,” “estimate,” “anticipate,” “likely,” “project,” “may,” “will” and similar expressions identify forward-looking statements. Industrial Distribution Group, Inc. (the “Company”) warns that any forward-looking statements in this release involve numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the Company’s ability to compete successfully in the highly competitive and diverse maintenance, repair, operating, and production (“MROP”) market, the Company’s ability to renew profitable contracts, the availability of key personnel for employment by the Company, the Company’s reliance upon the expertise of its senior management, the Company’s reliance upon regional information systems, the interruption of business due to the Company’s system consolidation efforts, the uncertainty of customers’ demand for products and services offered by the Company, relationships with and dependence upon third-party suppliers and manufacturers, discontinuance of the Company’s distribution rights, failure to successfully implement efficiency improvements, and other risks discussed in the Company’s Forms 10-K, 10-Q, or 8-K filed with or furnished to the Securities and Exchange Commission. As a result, the Company cautions against placing undue reliance upon any forward-looking statements in this release. Moreover, pursuant to the Private Securities Litigation Reform Act of 1995, such statements speak only as of the date they were made, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.
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INDUSTRIAL DISTRIBUTION GROUP, INC.
Consolidated Statements of Income
(in thousands, except share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Sales	$138,991	$135,212	$416,272	$408,778
Cost of Sales	107,633	105,502	325,498	320,322

Gross Profit	31,358	29,710	90,774	88,456
Selling, General & Administrative Expenses	27,888	27,310	81,499	80,654

Income from Operations	3,470	2,400	9,275	7,802
Interest Expense, net	361	367	974	1,217
Other (Income) Expense, net	(2)	(39)	(23)	(38)

Income Before Income Taxes	3,111	2,072	8,324	6,623
Provision for Income Taxes	1,311	920	3,463	2,680

Net Earnings	$1,800	$1,152	$4,861	$3,943

Basic earnings per common share	$0.19	$0.12	$0.52	$0.42

Diluted earnings per common share	$0.19	$0.12	$0.50	$0.40

Basic weighted average shares outstanding	9,452,665	9,430,533	9,408,957	9,390,417

Diluted weighted average shares outstanding	9,688,317	9,824,378	9,676,522	9,770,515

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS

Total Current Assets	$151,366	$131,843
Property and Equipment, net	4,217	4,672
Intangible and Other Assets, net	2,982	3,813

TOTAL ASSETS	$158,565	$140,328

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total Current Liabilities	$62,423	$56,203
Long-Term Debt	20,351	12,818
Other Long-Term Liabilities	928	996

Total Liabilities	83,702	70,017

Total Stockholders’ Equity	74,863	70,311

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$158,565	$140,328

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